Exhibit 5.1

May 30, 2025

Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-285881) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Ikena Oncology, Inc., a Delaware corporation (the “Company”), of up to 62,528,474 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share. The Shares are being issued to the stockholders of Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Inmagene”), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated December 23, 2024, by and among the Company, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct, wholly owned subsidiary of the Company, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct, wholly owned subsidiary of the Company, and Inmagene (as may be amended and/or restated from time to time, the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized but unissued shares of Common Stock available for issuance by the Company to be less than the number of then unissued shares of Common Stock when the Shares are issued pursuant to the terms of the Merger Agreement.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Inmagene in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non‑assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Ikena Oncology, Inc. May 30, 2025 Page 2

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP